Exhibit 99.1

Alta Equipment Group Announces Preferred Stock Dividend

LIVONIA, Mich. – April 9, 2021 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta”), a leading provider of premium material handling and construction equipment and related services, today announced that its Board of Directors approved the first dividend on its Series A Cumulative Perpetual Preferred Stock in the amount of $888.89 per preferred share. The dividend payment date is April 30, 2021, to shareholders of record at the close of business on April 15, 2021.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 36 years and has developed a branch network that includes 55 total locations across Michigan, Illinois, Indiana, New England, New York, Virginia and Florida. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Bob Jones / Taylor Krafchik

Ellipsis

IR@altaequipment.com

(646) 776-0886

Media:

Glenn Moore

Alta Equipment

glenn.moore@altaequipment.com

(248) 305-2134

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